UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

VERIZON COMMUNICATIONS INC.

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Explanatory Note

The following communication is expected to be sent on or after April 11, 2014, to certain shareholders of Verizon Communications Inc.

[Verizon Communications Inc. letterhead]

[Date]

[Address]

Dear Investor:

As part of Verizon’s commitment to exemplary corporate governance and compensation practices, for the past seven years we have conducted a formal semi-annual investor outreach program. We believe that this exchange of ideas with you and our other institutional investors has been very valuable in helping us to shape and maintain executive compensation and corporate governance practices that are responsive to the interests of our shareholders.

Verizon is consistently a leader in adopting best practices in executive compensation, modifying our program over time to respond to our changing business and in consultation with our shareholders. Our program features

—	Strong performance alignment, with approximately 90% weight on “at risk” incentive pay for our named executive officers
—	No guaranteed pension or supplemental retirement benefits
—	No executive employment agreements
—	No cash severance for the CEO
—	Shareholder approval of severance benefits that exceed 2.99 times base and bonus
—	Double trigger change in control provisions for acceleration of equity
—	No excise tax gross-ups
—	Significant executive share ownership requirements
—	Clawback and anti-hedging policy

We have provided you with the opportunity to cast an advisory vote on our executive compensation program since 2009. Based on the favorable results in each of the past five years and the positive feedback we have received from our investor outreach program, we believe that the program deserves your support again this year.

Item 7 on this year’s proxy card is a shareholder proposal requesting a change to Verizon’s long-standing policy to obtain shareholder ratification of any new executive employment agreement or severance agreement that provides for severance benefits with a total cash value exceeding 2.99 times the sum of the executive’s base salary plus target short-term incentive opportunity. The proposal, which is included on pages 24-25 of the proxy statement, would significantly expand the current policy by including the total value of outstanding equity awards in the calculation of severance benefits. The Committee believes that the proposal does not merit your support for the following reasons:

—	Increased Risk for Shareholders: The proposal directly conflicts with Verizon’s Long-Term Incentive Plan, which was approved by shareholders in 2013 with a vote of 89% in favor and which expressly provides for acceleration of a participant’s outstanding equity grants in the event of an involuntary termination following a change in control. The Committee believes that this provision is in the shareholders’ best interests because it promotes stability and focus during an uncertain time. Risk for shareholders would increase if employees were to be worried about potentially losing a substantial amount of compensation by supporting a transaction which is in the best interests of Verizon’s shareholders.

—	Not Competitive: The Committee notes that the vast majority of public companies provide for accelerated vesting upon termination following a change in control. The Company currently requires equity awards to cliff vest after three, and in some instances five, years to support long-term shareholder value. The proposal would necessitate vesting in the first year to prevent prior awards from impacting the 2.99x calculation. The Committee does not believe shorter vesting would be in the shareholders’ best interests.

—	Misalignment of Pay and Performance: The greater the increase in Verizon’s stock price, the greater the likelihood that equity award values may be limited by the proposal. The Committee believes the proposal promotes misalignment with shareholders since executives would not receive benefit from additional improvements in stock price above the limit.

—	Extremely Impractical: Absent a fundamental change in the design of Verizon’ executive compensation program, this proposal would effectively require Verizon to hold a binding shareholder vote on all of its executive compensation arrangements on an annual basis, and that vote would not occur until 5 months into the year – leaving employees uncertain about their compensation for almost half of every year.

The Committee believes the existing policy already provides reasonable and appropriate limits on severance arrangements and is concerned that the proposal would unduly restrict its ability to design a competitive, performance-based executive compensation program. For these reasons, the Committee strongly recommends that you vote against this proposal.

In response to the shareholder vote on a non-binding shareholder proposal submitted at last year’s annual meeting, the Board approved amendments to Verizon’s bylaws to implement a “proxy access” regime. Because the amendments relate to the fundamental shareholder right to elect directors, the Board decided to obtain shareholder approval of the amendments before they become effective. A summary of the proposed bylaw amendments is included on pages 18-21 of the proxy statement. If adopted, this right will further strengthen Verizon’s corporate governance framework, in which all of Verizon’s Directors are elected annually by majority vote and our shareholders already have the right to call special meetings of shareholders.

We appreciate your investment in Verizon and encourage you to support the Board’s position on all of the management and shareholder proposals presented in the proxy statement, a copy of which is enclosed.

Sincerely,

Enclosure

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